TRANSFER OF COMPLETE RIGHTS IN SOFTWARE PROGRAM
               BETWEEN CONSYGEN, INC. AND F&M INVESTMENTS, L.L.C.


THIS ASSIGNMENT AGREEMENT (the "Agreement") is between F&M Investments, L.L.C. (hereinafter "Owner"), a Limited Liability Corporation with a principal place of business located at 6135 Rivercliffe Drive, Atlanta, GA 30328, and Consygen, Inc. (hereinafter "Purchaser"), an Arizona corporation with a principal place of business located at 125 South 52nd Street, Tempe, AZ 85281:

                                   WITNESSETH:

WHEREAS, subject only to those exceptions disclosed in this Agreement, Owner owns all right, title, and interest in and to that certain computer program identified as iPublisher (the "Program");

WHEREAS, the Program contains certain software components, which are to be assigned to, and assumed by, Purchaser pursuant to this Agreement, and the Program contains no other software components in which any third party may claim superior or joint ownership, nor is the Program a derivative work of any other software programs not owned in their entirety by Owner;

WHEREAS, Owner desires to sell, assign, grant, convey, and transfer the Program to Purchaser, and Purchaser desires to buy and acquire the Program, in accordance with the terms and conditions of this agreement;

WHEREAS, Owner shall permit Purchaser access to the Program and Owner's software developer(s) for a period of up to three days commencing June 17, 1999 for the purpose of technical evaluation which shall include at Owner's sole discretion a demonstration of the Product and part of the source code and provide Purchaser the opportunity to ask technical questions. This meeting will occur in Atlanta at Owner's place of business.

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NOW, THEREFORE,  for the sum of Six Hundred Thousand Dollars  ($600,000.00 U.S.)
receipt of which is acknowledged by Owner as "Consideration" for transfer of the Program and which shall be paid by Purchaser in four installments;

1. A non-refundable deposit of Sixty Thousand Dollars ($60,000.00 US) "Deposit" shall be paid upon completion and acceptance of the purchaser's technical evaluation. The Deposit is due and payable immediately upon successful technical evaluation and shall when accepted by Owner, but not until then, guaranty that Owner suspend any discussions currently in progress or which might otherwise commence with any other party for transfer of Product, other than Purchaser.

2. A second non-refundable deposit of Sixty Thousand Dollars ($60,000.00 US) shall be paid within 10 business days of the initial deposit.

3. A third non-refundable deposit of Sixty Thousand Dollars ($60,000.00 US) shall be paid within 10 business days of the second deposit.

4. The Balance of Four Hundred Twenty Thousand Dollars ($420,000.00 US) shall be paid by Purchaser to complete the technology transfer within 10 business days of the third deposit.

The timetable presented herein will provide full payment to Owner by July 30th, 1999. As applicable and as deemed prudent by Purchaser, Purchaser may opt to accelerate the payment process.

NOW THEREFORE where Owner and Purchaser, intending to be legally bound to additional terms and conditions, hereby agree as follows:

                                    SECTION 1
                              CONVEYANCE OF RIGHTS

         Effective as of the receipt of the Consideration paid in-full as specified above (the "Effective Date"), and subject to the rights reserved and retained pursuant to Section 3 of this Agreement, Owner hereby transfers, grants, conveys, assigns, and relinquishes exclusively to Purchaser all of Owner's right, title, and interest in and to both the tangible and the intangible property constituting the Program, in perpetuity (or for the longest period of time otherwise permitted by law).

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                                    SECTION 2
                          DELIVERY OF PHYSICAL OBJECTS

         Within five (5) days after the Effective Date of this agreement, Owner shall deliver to Purchaser (1) a master copy of the Program (in both source and object code form), which shall be in a form suitable for copying; (2) all system and user documentation, and (3) all marketing and market related information, if any, pertaining to the Program.

                                    SECTION 3
                      RIGHTS RETAINED OR RESERVED BY OWNER

         Notwithstanding any other provision of this Agreement, Owner reserves and retains for its own benefit, one copy of the Program (in both object code and source code form) solely for reference purposes with respect to its obligations under this Agreement.

                                    SECTION 4
                               WARRANTIES OF TITLE

         4.1 Owner represents and warrants that Purchaser shall receive, pursuant to this Agreement as of the effective date of this Agreement, complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Program, except for those matters addressed in
Section 5 (concerning software components contained in the Program licensed from third parties). Subject to the foregoing exceptions, Owner represents and warrants that it has developed the Program entirely through its own efforts for its own account and that the Program is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party.

         4.2 Owner represents and warrants that the Program does not infringe any patent, copyright, or trade secret of any third party; that the Program is fully eligible for protection under applicable copyright law and has not been forfeited to the public domain; and that the source code and system specifications for the Program have been maintained in confidence.

         4.3 Owner represents and warrants that all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Program have been party to a for-hire relationship with Owner that has accorded Owner full, effective, and exclusive original ownership of all tangible and intangible property thereby arising with respect to the Program.

         4.4 Owner represents and warrants that there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Program by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

                                    SECTION 5
                         THIRD-PARTY SOFTWARE COMPONENTS

         Owner represents and warrants that it has duly obtained the right and license to use, copy, modify, and distribute the software components contained in the Program; that the Program contains no other software components in which any third party may claim superior or joint ownership.

                                    SECTION 6
                               END-USER AGREEMENTS

         Owner represents and warrants that it has not granted rights in the Program to any third parties.

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
                                    SECTION 7
                               FURTHER ASSURANCES

         Owner shall execute and deliver such further conveyance instruments and take such further actions as may be necessary or desirable to evidence more fully the transfer of ownership of all of the Program to Purchaser. Owner therefore agrees

     1. To execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Program

     2. To provide testimony in connection with any proceeding affecting the right, title, or interest of Purchaser in the Program

     3. To perform any other acts deemed necessary to carry out the intent of this Agreement

                                    SECTION 8
                           PROTECTION OF TRADE SECRETS

         For purposes of this Agreement, "Program Trade Secret" means the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, or improvement included in the Program that is valuable and not generally known to the business concerns engaged in the development or marketing of products competitive with the Program. From and after the effective date hereof, and for so long thereafter as the data or information remains Program Trade Secrets, Owner shall not use, disclose, or permit any person not authorized by Purchaser to obtain any Program Trade Secrets (whether or not the Program Trade Secrets are in written or tangible form), except as specifically authorized by Purchaser.

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
                                    SECTION 9
                          LIMITED WARRANTY; NO SUPPORT

         9.1 OWNER ASSIGNS THE PROGRAM TO PURCHASER "AS IS," AND OWNER DISCLAIMS ALL WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO THE PROGRAM, INCLUDING (WITHOUT LIMITATION) ANY WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         9.2 Except as expressly provided in a separate agreement, Owner shall not be responsible to Purchaser for, or have any duty to conduct or perform, any training or instruction; any presale or postsale marketing support; any licensing, sublicensing, leasing, or distribution; or any modification, correction, updating, enhancement, or technical support of the Program.

         9.3 Notwithstanding paragraph 9.2, and only after the Transfer has become effective, Owner agrees to provide up to two weeks of technical assistance at its offices in Atlanta, Georgia to no more than three of Purchaser's software developers. The purpose of which is to assist in the transfer of certain technical knowledge including specifics of the Program source code and algorithms. Owner will provide up to two full days of face-to-face training and assistance with the Purchaser's software developers. "Full-day" shall mean from 8AM until 6PM with a one-hour break for lunch. This training will be provided by Win Pham. For up to twelve additional days, Purchaser's software developers can use Owner's facility during normal business hours, where Win Pham will be available remotely or on a face-to-face basis scheduled in advance, to answer technical questions and provide technical support. After this period of time, no other services will be provided unless scheduled in advance at Owner's published hourly rates. All travel expenses including meals, and lodging and other costs of Purchaser's software developers shall be the sole responsibility of Purchaser.

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SECTION 10
                                  MISCELLANEOUS

         10.1 This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, together with their respective legal representatives, successors, and assigns.

         10.2 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

         10.3 This Agreement merges and supersedes all prior and contemporaneous agreements, assurances, representations, and communications between the parties hereto.

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         IN WITNESS  WHEREOF,  the parties  hereto have executed this  Agreement effective as of the date shown above.

OWNER



/s/ Michael Mittel
Michael Mittel
F&M Investments, L.L.C.
Its Manager
Date: 6/17/99



PURCHASER

/s/ Steven M. Smith
Steven M. Smith
Executive Vice President
June 16, 1999